Exhibit 99

RCM Technologies, Inc.	Tel: 856.356.4500	Corporate Contacts:
2500 McClellan Avenue	Fax: 856.356.4600	Bradley S. Vizi
Pennsauken, NJ 08109	info@rcmt.com	Executive Chairman
	www.rcmt.com	Kevin D. Miller
Chief Financial Officer

P R E S S   R E L E A S E

RCM TECHNOLOGIES, INC. ANNOUNCES

SECOND QUARTER RESULTS

Pennsauken, NJ – August 12, 2021 -- RCM Technologies, Inc. (NasdaqGM: RCMT), a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced engineering, specialty health care and information technology services, today announced financial results for the thirteen and twenty-six week periods ended July 3, 2021.

RCM Technologies reported revenue of $48.9 million for the thirteen week period ended July 3, 2021 (the current period), a 49.9% increase as compared to $32.7 million for the thirteen week period ended June 27, 2020 (the comparable prior year period). Gross profit was $12.3 million for the current period, a 44.3% increase as compared to $8.5 million for the comparable prior year period.  The Company experienced GAAP operating income of $1.9 million for the current period, as compared to a GAAP operating loss of $1.2 million for the comparable prior year period.  The Company experienced GAAP net income of $1.3 million, or $0.11 per diluted share, for the current period as compared to a GAAP net loss of $1.0 million, or ($0.08) per diluted share, for the comparable prior year period.

RCM Technologies reported revenue of $93.5 million for the twenty-six week period ended July 3, 2021 (the current period), a 20.3% increase as compared to $77.7 million for the twenty-six week period ended June 27, 2020 (the comparable prior year period). Gross profit was $23.1 million for the current period, a 19.5% increase as compared to $19.3 million for the comparable prior year period.  The Company experienced GAAP operating income of $3.3 million for the current period, as compared to a GAAP operating loss of $8.9 million for the comparable prior year period.  The Company experienced GAAP net income of $2.3 million, or $0.19 per diluted share, for the current period as compared to a GAAP net loss of $6.9 million, or ($0.54) per diluted share, for the comparable prior year period.

Bradley Vizi, Executive Chairman of RCM Technologies, commented, “Our second-quarter results continued the strong momentum we established as we exited 2020 and entered 2021. Across each division, revenue, profitability, and overall business activity increased sequentially, and many measures showed meaningful improvement in year-over-year performance.”

Kevin Miller, Chief Financial Officer of RCM Technologies, commented, “The generation of $15.3 million in cash flow from operations and strong EBITDA in the second quarter allows us to continue to make measured investments in our segments, all of which we believe are serving attractive end markets. We believe our momentum will continue into the second half of fiscal 2021 and have now shifted our focus to continuing this growth trajectory going forward from there.”

Conference Call

On Friday, August 13, 2021, RCM Technologies will host a conference call to discuss these results. The call will begin at 11:00 a.m. Eastern Time. The dial-in number is (866) 578-1005.

About RCM

RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services. RCM is an innovative leader in the delivery of these solutions to commercial and government sectors. RCM is also a provider of specialty healthcare services to major health care institutions and educational facilities. RCM’s offices are located in major metropolitan centers throughout North America and Serbia. Additional information can be found at www.rcmt.com.

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. These statements often include words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” “plan,” “seek,” “could,” “can,” “should,” “are confident” or similar expressions. In addition, statements that are not historical should also be considered forward-looking statements. These statements are based on assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. Forward-looking statements include, but are not limited to, those relating to the impact of the COVID-19 pandemic, demand for the Company’s services, expectations regarding our future revenues and other financial results, our pipeline and potential project wins and our expectations for growth in our business. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. Risk, uncertainties and other factors may emerge from time to time that could cause the Company’s actual results to differ from those indicated by the forward-looking statements. Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this release as a result of new information or future events or developments, except as may be required by law.

Tables to Follow

RCM Technologies, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In Thousands, Except Per Share Amounts)

	Thirteen Week Periods Ended
	July 3, 2021	June 27, 2020
Revenue	$48,933	$32,652
Cost of services	36,667	24,149
Gross profit	12,266	8,503
Selling, general and administrative	9,995	8,994
Depreciation and amortization of property and equipment	259	246
Amortization of acquired intangible assets	9	80
Write-off of receivables and professional fees incurred related to arbitration	-	350
Tax credit professional fees	60	-
Operating income (loss)	1,943	(1,167)
Other expense, net	201	233
Income (loss) before income taxes	1,742	(1,400)
Income tax expense (benefit)	486	(408)
Net income (loss)	$1,256	($992)

Diluted net earnings (loss) per share data	$0.11	($0.08)

	Twenty-Six Week Periods Ended
	July 3, 2021	June 27, 2020
Revenue	$93,482	$77,685
Cost of services	70,366	58,339
Gross profit	23,116	19,346
Selling, general and administrative	19,064	19,231
Depreciation and amortization of property and equipment	525	501
Amortization of acquired intangible assets	89	160
Write-off of receivables and professional fees incurred related to arbitration	-	8,397
Tax credit professional fees	120	-
Operating income (loss)	3,318	(8,943)
Other expense, net	213	642
Income (loss) before income taxes	3,105	(9,585)
Income tax expense (benefit)	842	(2,648)
Net income (loss)	$2,263	($6,937)

Diluted net earnings (loss) per share data	$0.19	($0.54)

RCM Technologies, Inc.

Summary Consolidated Selected Balance Sheet Data

(In Thousands)

	July 3, 2021	January 2, 2021
	(Unaudited)
Cash and cash equivalents	$1,399	$734
Accounts receivable, net	$37,323	$36,007
Total current assets	$41,886	$43,934
Total assets	$64,697	$68,339
Total current liabilities	$29,233	$28,741
Borrowing under line of credit	$9,686	$11,890
Net debt (line of credit less cash)	$8,287	$11,156
Total liabilities	$41,832	$46,101
Stockholders’ equity	$22,865	$22,238

RCM Technologies, Inc.

Supplemental Operating Results on a Non-GAAP Basis

(Unaudited)

(In Thousands)

The following non-GAAP measures, which adjust for the categories of expenses described below, primarily changes in contingent consideration as a result of re-measurement in the amount of contingent consideration we expect to pay with respect to past acquisitions, are non-GAAP financial measures. Our management believes that these non-GAAP financial measures (“EBITDA” and “Adjusted EBITDA”) are useful information for investors, shareholders and other stakeholders of our company in gauging our results of operations on an ongoing basis and to enhance investors’ overall understanding of our current financial performance and period-to-period comparisons. We believe that both EBITDA and Adjusted EBITDA are performance measures and not liquidity measures, and therefore a reconciliation between net income and EBITDA and Adjusted EBITDA has been provided. Neither EBITDA nor Adjusted EBITDA should be considered as an alternative to net income as an indicator of performance. In addition, neither EBITDA nor Adjusted EBITDA takes into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows. We do not intend the presentation of these non-GAAP measures to be considered in isolation or as a substitute for results prepared in accordance with GAAP. These non-GAAP measures should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

The following unaudited table presents the Company's GAAP Net Income measure and the corresponding adjustments used to calculate “EBITDA” and “Adjusted EBITDA” for the thirteen and twenty-six week periods ended July 3, 2021 and June 27, 2020.

	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020
GAAP net income (loss)	$1,256	($992)	$2,263	($6,937)
Income tax expense (benefit)	486	(408)	842	(2,648)
Interest expense	122	184	243	524
Change in fair value of contingent consideration	26	36	52	72
Depreciation of property and equipment	259	246	525	501
Amortization of acquired intangible assets	9	80	89	160
EBITDA (non-GAAP)	$2,158	($854)	$4,014	($8,328)

Adjustments
Write-off of receivables and professional fees incurred related to arbitration	-	350	-	8,397
Tax credit professional fees	60	-	120	-
Loss (gain) on foreign currency transactions	53	13	(82)	46
Adjusted EBITDA (non-GAAP)	$2,271	($491)	$4,052	$115

RCM Technologies, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In Thousands)

	Thirteen Week Periods Ended
	July 3, 2021	June 27, 2020
Net income (loss)	$1,256	($992)
Adjustments to reconcile net income to cash used in operating activities	1,063	(38)
Changes in operating assets and liabilities:
Accounts receivable	8,156	11,253
Prepaid expenses and other current assets	1,375	1,620
Net of transit accounts receivable and payable	1,679	(66)
Accounts payable and accrued expenses	2,494	2,745
Accrued payroll and related costs	(399)	2,239
Right of use assets	266	304
Right of use liabilities	(491)	(284)
Income taxes payable	(92)	110
Total adjustments	14,051	17,846
Net cash provided by operating activities	$15,307	$16,854

Net cash used in investing activities	(89)	(76)
Net cash provided by (used in) financing activities	(14,529)	(15,830)
Effect of exchange rate changes	32	42
Decrease in cash and cash equivalents	$721	$990

	Twenty-Six Week Periods Ended
	July 3, 2021	June 27, 2020
Net income (loss)	$2,263	($6,937)
Adjustments to reconcile net income to cash used in operating activities	1,949	5,977
Changes in operating assets and liabilities:
Accounts receivable	(929)	12,227
Prepaid expenses and other current assets	1,957	1,786
Net of transit accounts receivable and payable	(123)	907
Accounts payable and accrued expenses	1,906	2,739
Accrued payroll and related costs	(212)	950
Right of use assets	412	1,166
Right of use liabilities	(857)	(1,163)
Income taxes payable	(249)	131
Total adjustments	3,854	24,720
Net cash provided by operating activities	$6,117	$17,783

Net cash used in investing activities	(136)	(111)
Net cash used in financing activities	(5,214)	(17,764)
Effect of exchange rate changes	(102)	(123)
Increase (decrease) in cash and cash equivalents	$665	($215)

RCM Technologies, Inc.

Summary of Selected Income Statement Data

(Unaudited)

(In Thousands)

	Thirteen Week Period Ended July 3, 2021
	Engineering	Specialty Health Care	Information Technology	Consolidated

Revenue	$16,934	$22,941	$9,058	$48,933
Cost of services	12,920	17,349	6,398	36,677
Gross profit	$4,014	$5,592	$2,660	$12,266
Gross profit margin	23.7%	24.4%	29.4%	25.1%

	Thirteen Week Period Ended June 27, 2020
	Engineering	Specialty Health Care	Information Technology	Consolidated

Revenue	$14,038	$10,684	$7,930	$32,652
Cost of services	9,804	8,487	5,858	24,149
Gross profit	$4,234	$2,197	$2,072	$8,503
Gross profit margin	30.2%	20.6%	26.1%	26.0%

	Twenty-Six Week Period Ended July 3, 2021
	Engineering	Specialty Health Care	Information Technology	Consolidated

Revenue	$31,400	$44,077	$18,005	$93,482
Cost of services	24,180	33,448	12,738	70,366
Gross profit	$7,220	$10,629	$5,267	$23,116
Gross profit margin	23.0%	24.1%	29.3%	24.7%

	Twenty-Six Week Period Ended June 27, 2020
	Engineering	Specialty Health Care	Information Technology	Consolidated

Revenue	$28,201	$32,881	$16,603	$77,685
Cost of services	20,001	26,311	12,027	58,339
Gross profit	$8,200	$6,570	$4,576	$19,346
Gross profit margin	29.1%	20.0%	27.6%	24.9%